Exhibit 5
Opinion Letter

May 31, 2006

Board of Directors
AT&S Holdings, Inc.
Kansas City, Missouri

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special counsel to AT&S Holdings, Inc., a Nevada corporation (the "Company"), in connection with the filing of a post effective amendment to the registration statement by the Company on Form SB-2 (such post effective amendment to the registration statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement") with the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, registering up to $5,000,000 in aggregate principal amount of the Company's subordinated notes (the "Notes"), that may be offered and sold by the Company, from time to time, as set forth in the prospectus, as amended, including any prospectus supplement, which forms a part of the Registration Statement (the "Prospectus"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation SB, in connection with the filing of the Registration Statement.

We have examined the Registration Statement, including the exhibits to the Registration Statement, and certain resolutions of the Company's Board of Directors. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the due formation and valid existence of the Company. We have also assumed that the issuance, sale, amount and terms of the Notes to be offered and sold by the Company from time to time will at the time of issuance be in accordance with any applicable resolutions of the board of directors and the shareholders of the Company, the organizational documents of the Company, including its articles of incorporation and bylaws, applicable federal and state law and the Prospectus.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes will be binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relation to or affecting creditors’ rights and to general equity principles at such time as the Notes have been duly issued against payment therefore as contemplated by the Registration Statement relating thereto.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Missouri. We express no opinion with respect to the laws of any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion and consent may be incorporated by reference in a post-effective amendment to the Registration Statement filed with the Securities and Exchange Commission pursuant to the Act.

Respectfully submitted,

POLSINELLI SHALTON WELTE SUELTHAUS PC